                                                             Exhibit 2.3




                               ASSET PURCHASE AGREEMENT


                                     BY AND AMONG


                       RECYCLING INDUSTRIES OF CHARLOTTE, INC.


                              RECYCLING INDUSTRIES, INC.


                                REPUBLIC ALLOYS, INC.


                                   WILLIAM B. ALLEN


                                         AND


                                    MARK W. RUSSO


                                     MAY 21, 1998


                                        (vi)

                                  TABLE OF CONTENTS


                                      ARTICLE 1

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-

                                      ARTICLE 2
ACQUISITION OF SELLER ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  -6-
     2.1    PURCHASE AND SALE OF THE SELLER ASSETS . . . . . . . . . . . . . . .  -6-
     2.2    EXCLUDED ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . .  -8-
     2.3    ASSUMED CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . .  -8-
     2.4    ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . . . .  -8-
     2.5    COLLECTION OF ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . .  -8-
     2.6    LEASE TO SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . .  -8-


                                      ARTICLE 3
PURCHASE PRICE AND CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .  -9-
     3.1    PURCHASE PRICE FOR SELLER ASSETS . . . . . . . . . . . . . . . . . .  -9-
     3.2    INVENTORY VALUATION. . . . . . . . . . . . . . . . . . . . . . . . .  -9-
     3.3    ADJUSTMENT OF THE PURCHASE PRICE . . . . . . . . . . . . . . . . . . -10-
     3.4    ALLOCATION OF THE PURCHASE PRICE . . . . . . . . . . . . . . . . . . -10-
     3.5    CLOSING OF THE PURCHASE. . . . . . . . . . . . . . . . . . . . . . . -11-


                                      ARTICLE 4
REPRESENTATIONS OF SELLER AND THE SHAREHOLDERS . . . . . . . . . . . . . . . . . -11-
     4.1    DUE ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . . -11-
     4.2    TITLE TO PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . -11-
     4.3    AUTHORITY OF SELLER; CONSENTS. . . . . . . . . . . . . . . . . . . . -12-
     4.4    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . -13-
     4.5    NO TAX LIENS; NO WAIVER. . . . . . . . . . . . . . . . . . . . . . . -13-
     4.6    COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . -14-
     4.7    PERMITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
     4.8    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
     4.9    CONTRACTS AND OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . -15-
     4.10   NOTES AND ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . . . . -15-
     4.11   TANGIBLE PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . -15-
     4.12   INVENTORY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
     4.13   INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . -16-

                                      (i)

     4.14   REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
     4.15   LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
     4.16   SUPPLIERS AND CUSTOMERS. . . . . . . . . . . . . . . . . . . . . . . -17-
     4.17   EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . -17-
     4.18   CURTAILMENT OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . -19-
     4.19   EMPLOYEE RELATIONS . . . . . . . . . . . . . . . . . . . . . . . . . -19-
     4.20   INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -19-
     4.21   POWERS OF ATTORNEY . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     4.22   RELATIONSHIPS. . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     4.23   BROKER'S OR FINDER'S FEES. . . . . . . . . . . . . . . . . . . . . . -20-
     4.24   EMPLOYEE TRANSITION. . . . . . . . . . . . . . . . . . . . . . . . . -20-
     4.25   ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -20-
     4.26   COMPLIANCE WITH ADA. . . . . . . . . . . . . . . . . . . . . . . . . -21-
     4.27   GUARANTEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     4.28   DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     4.29   BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-


                                      ARTICLE 5
REPRESENTATIONS OF RECYCLING . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
     5.1    DUE INCORPORATION AND QUALIFICATION OF RII SUB . . . . . . . . . . . -22-
     5.2    DUE INCORPORATION AND QUALIFICATION OF THE PARENT. . . . . . . . . . -22-
     5.3    ARTICLES OF INCORPORATION AND BYLAWS . . . . . . . . . . . . . . . . -22-
     5.4    AUTHORITY OF RII SUB AND THE PARENT. . . . . . . . . . . . . . . . . -22-
     5.5    PREFERRED STOCK CONSIDERATION. . . . . . . . . . . . . . . . . . . . -23-
     5.6    COMMON STOCK CONSIDERATION . . . . . . . . . . . . . . . . . . . . . -23-
     5.7    1934 ACT REGISTRATION. . . . . . . . . . . . . . . . . . . . . . . . -23-
     5.8    BROKER'S OR FINDER'S FEES. . . . . . . . . . . . . . . . . . . . . . -23-
     5.9    DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
     5.10   BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-


                                      ARTICLE 6
REGULATORY COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
     6.1    BULK SALES COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . -24-
     6.2    HART-SCOTT-RODINO ACT. . . . . . . . . . . . . . . . . . . . . . . . -24-
     6.3    THE WARN ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
     6.4    COBRA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
     6.5    OTHER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-

                                      (ii)

                                      ARTICLE 7
ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
     7.1    ENVIRONMENTAL STUDIES. . . . . . . . . . . . . . . . . . . . . . . . -25-
     7.2    REMEDIATION ESTIMATE . . . . . . . . . . . . . . . . . . . . . . . . -25-
     7.3    ON-SITE ENVIRONMENTAL LIABILITIES. . . . . . . . . . . . . . . . . . -25-


                                      ARTICLE 8
COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING . . . . . . . . . . . . . . . . . -25-
     8.1    TITLE INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
     8.2    SURVEY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
     8.3    MATERIAL ASSUMED CONTRACTS . . . . . . . . . . . . . . . . . . . . . -26-
     8.4    CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . -26-
     8.5    PRESERVATION OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . -26-
     8.6    NOTICE OF EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
     8.7    EXAMINATIONS AND INVESTIGATIONS. . . . . . . . . . . . . . . . . . . -27-
     8.8    NO NEGOTIATION BY SELLER OR THE SHAREHOLDERS . . . . . . . . . . . . -27-
     8.9    SAFETY AUDITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
     8.10   REMOVAL OF WASTE MATERIALS . . . . . . . . . . . . . . . . . . . . . -28-


                                      ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATION OF RECYCLING TO CLOSE . . . . . . . . . . -28-
     9.1    REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS . . . . . . . . . . -28-
     9.2    GOVERNMENTAL PERMITS AND APPROVALS . . . . . . . . . . . . . . . . . -28-
     9.3    THIRD PARTY CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . -29-
     9.4    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
     9.5    REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
     9.6    NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . -30-
     9.7    TRANSFER DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . -30-
     9.8    ENVIRONMENTAL ESCROW AGREEMENT . . . . . . . . . . . . . . . . . . . -30-
     9.9    ASSIGNMENT OF CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . -30-
     9.10   SATISFACTION WITH DUE DILIGENCE, FINANCIAL PERFORMANCE AND
            APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
     9.11   FINANCING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
     9.12   PREFERRED SUBSCRIPTION AGREEMENT . . . . . . . . . . . . . . . . . . -30-
     9.13   COMMON SUBSCRIPTION AGREEMENT. . . . . . . . . . . . . . . . . . . . -30-
     9.14   NON-COMPETITION AGREEMENT. . . . . . . . . . . . . . . . . . . . . . -30-
     9.15   TERMINAL LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
     9.16   LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
     9.17   BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . . . -31-
     9.18   RESOLUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
     9.19   CERTIFICATES, ETC. OF SHAREHOLDERS AND SELLER. . . . . . . . . . . . -31-

                                      (iii)


     9.20   PAYMENT OF SALES OR USE TAXES BY SELLER. . . . . . . . . . . . . . . -31-
     9.21   APPROVAL OF COUNSEL TO RECYCLING . . . . . . . . . . . . . . . . . . -31-


                                      ARTICLE 10
               CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER AND THE
                               SELLER OFFICERS TO CLOSE. . . . . . . . . . . . . -31-
     10.1   REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS . . . . . . . . . . -31-
     10.2   GOVERNMENTAL PERMITS AND APPROVALS . . . . . . . . . . . . . . . . . -32-
     10.3   THIRD PARTY CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . -32-
     10.4   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
     10.5   NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . -32-
     10.6   RESOLUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
     10.7   DESIGNATIONS OF PREFERRED STOCK CONSIDERATION. . . . . . . . . . . . -32-
     10.8   LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
     10.9   THE PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . -32-
     10.10  ENVIRONMENTAL ESCROW AGREEMENT . . . . . . . . . . . . . . . . . . . -33-
     10.11  TERMINAL LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . -33-
     10.12  APPROVAL OF COUNSEL TO SELLER AND THE SHAREHOLDERS . . . . . . . . . -33-


                                      ARTICLE 11
ACTIONS TO BE TAKEN AT THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . -33-
     11.1   TRANSFER DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . -33-
     11.2   THE PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . -33-
     11.3   PREFERRED SUBSCRIPTION AGREEMENT . . . . . . . . . . . . . . . . . . -33-
     11.4   COMMON SUBSCRIPTION AGREEMENT. . . . . . . . . . . . . . . . . . . . -33-
     11.5   NON-COMPETITION AGREEMENTS . . . . . . . . . . . . . . . . . . . . . -33-
     11.6   ENVIRONMENTAL ESCROW AGREEMENT . . . . . . . . . . . . . . . . . . . -34-
     11.7   GENERAL WARRANTY DEED. . . . . . . . . . . . . . . . . . . . . . . . -34-
     11.8   CONTRACT ASSUMPTIONS . . . . . . . . . . . . . . . . . . . . . . . . -34-
     11.9   CLOSING CERTIFICATE OF SELLER. . . . . . . . . . . . . . . . . . . . -34-
     11.10  CLOSING CERTIFICATE OF THE SHAREHOLDERS. . . . . . . . . . . . . . . -34-
     11.11  CLOSING CERTIFICATE OF PARENT AND RII SUB. . . . . . . . . . . . . . -34-
     11.12  CERTIFICATE REGARDING RESOLUTIONS OF SELLER. . . . . . . . . . . . . -34-
     11.13  CERTIFICATE REGARDING RESOLUTIONS OF RII SUB AND PARENT. . . . . . . -34-
     11.14  LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
     11.15  REAL PROPERTY CLOSING. . . . . . . . . . . . . . . . . . . . . . . . -34-
     11.16  TITLES TO VEHICLES, MACHINERY AND EQUIPMENT. . . . . . . . . . . . . -35-

                                      (iv)


                                      ARTICLE 12
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. . . . . . . . . . . -35-
     12.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . -35-
     12.2   INDEMNITY AGREEMENTS OF SELLER AND THE SHAREHOLDERS. . . . . . . . . -35-
     12.3   INDEMNITY AGREEMENT OF RII SUB AND THE PARENT. . . . . . . . . . . . -37-
     12.4   INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS . . . . . . . . . . -38-
     12.5   LIMIT ON OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . -38-
     12.6   GOOD FAITH EFFORTS TO SETTLE DISPUTES. . . . . . . . . . . . . . . . -38-
     12.7   FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . -39-
     12.8   LITIGATION SUPPORT . . . . . . . . . . . . . . . . . . . . . . . . . -39-


                                      ARTICLE 13
TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
     13.1   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
     13.2   SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-


                                      ARTICLE 14
CERTAIN ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . -41-
     14.1   PUBLIC STATEMENTS; CONFIDENTIALITY OF INFORMATION. . . . . . . . . . -41-
     14.2   REASSIGNMENT OF SELLER RECEIVABLES . . . . . . . . . . . . . . . . . -41-
     14.3   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-
     14.4   WAIVERS AND CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . -41-
     14.5   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
     14.6   FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . -43-
     14.7   RETENTION OF/ACCESS TO BUSINESS RECORDS. . . . . . . . . . . . . . . -43-
     14.8   AUDIT BY RII SUB AND PARENT. . . . . . . . . . . . . . . . . . . . . -43-
     14.9   ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . -43-
     14.10  CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
     14.11  RIGHTS OF THIRD PARTIES. . . . . . . . . . . . . . . . . . . . . . . -44-
     14.12  HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
     14.13  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . -44-
     14.14  SUBMISSION TO JURISDICTION; WAIVERS. . . . . . . . . . . . . . . . . -44-
     14.15  PARTIES IN INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . -45-
     14.16  COUNTERPARTS AND FACSIMILE SIGNATURES. . . . . . . . . . . . . . . . -45-
     14.17  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . -45-
     14.18  CORPORATE AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . -45-
     14.19  PAYMENT OF ACCOUNTS PAYABLE. . . . . . . . . . . . . . . . . . . . . -45-

LIST OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -48-
LIST OF SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -49-

                                      (v)

                               ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made as of the 21st day of May, 1998, by and among RECYCLING INDUSTRIES OF CHARLOTTE, INC., a Colorado corporation ("RII Sub"), RECYCLING INDUSTRIES, INC., a Colorado corporation ("Parent"), REPUBLIC ALLOYS, INC., a North Carolina corporation ("Seller"), William B. Allen, President and an individual shareholder of Seller ("Allen"), Mark W. Russo, an individual shareholder of Seller ("Russo"). Throughout this Agreement, RII Sub and the Parent may be collectively referred to as "Recycling;" and Allen, and Russo may be collectively referred to as the "Shareholders." There are numerous other defined terms which are capitalized in this Agreement, all of which are defined in the substantive provisions of this Agreement or in Article 1, below.

                                     WITNESSETH:

     WHEREAS, RII Sub is a wholly-owned subsidiary of the Parent;

     WHEREAS, RII Sub desires to acquire certain assets of Seller and Allen consisting of substantially all of the tangible and intangible assets and real property used in the ferrous and non-ferrous metals recycling business conducted by Seller at its facility located in Charlotte, North Carolina, and those certain administrative office and other assets, as hereinafter identified, used in connection with the operation of Seller's facility (collectively the "Seller Assets");

     WHEREAS, Seller and Allen desire to sell the Seller Assets;

     WHEREAS, the Parent has a vested interest in the transactions referred to herein and is a party to this Agreement, amongst other things, in order to tender the Preferred and Common Stock Consideration referred to herein; and

     WHEREAS, Allen and Russo in their capacity as Shareholders, as defined below, have a vested interest in the transactions referred to herein and are parties to this Agreement in order to make certain representations and warranties and to accept certain obligations set forth herein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                       ARTICLE 1

                                     DEFINITIONS

     Unless otherwise defined in the substantive provisions of this Agreement, the following terms will have the meanings ascribed to them in this Article 1.

     1.1 "Acquisition" means the acquisition of the Seller Assets from Seller.

     1.2 "Assumed Contracts" means those contracts, leases and other agreements to which Seller is a party or beneficiary or which otherwise affect the Business, including, but not limited to, open orders to purchase raw materials or services in accordance with the Business' normal operating procedures, leases of real or personal property relating to the Business, software licenses, all purchase orders, back orders, open orders or contracts from customers, including the backlog and parts manufactured for or assigned to Seller.

     1.3 "Business" means the metals recycling business as conducted by Seller on February 16, 1998, and subsequent thereto, as a going concern.

     1.4    "Closing" means the closing of the Transaction.

     1.5 "Closing Date" means the date and time of the Closing as specified by RII Sub in the Closing Notification delivered pursuant to Section 3.5, below.

     1.6 "Closing Documents" means the other agreements, documents of title, certificates, opinions and other documents required to be executed and delivered under this Agreement as provided in Article 11, hereof.

     1.7 "Closing Notification" the notice of the date and time of Closing given by RII Sub to Seller in accordance with Section 3.5, below.

     1.8 "Employee Benefit Plan" means any: plan, arrangement, agreement or program which is: (a) an employee benefit plan as defined in Section 3(3) of the ERISA, whether or not funded and whether or not terminated, (b) an employment agreement, or (c) a personnel policy or fringe benefit plan, policy, program or arrangement, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, any stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, health, disability or other pension or welfare plan.

     1.9 "Environmental Law or Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, treaties, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection, health or safety matters, including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants or contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act ("TSCA"), the Resource Conservation and Recovery Act

("RCRA"), the Clean Air Act ("CAA"), the Clean Water Act ("CWA") and the Occupational Safety and Health Act of 1970 ("OSHA"), all as may have been amended.

     1.10 "Environmental Liabilities" means any and all liabilities for the violation of, or remediation under, any Environmental Laws.

     1.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.12 "GAAP" means generally accepted accounting principles consistently applied in the United States.

     1.13 "Hazardous Materials" means any substance (a) the presence of which at, on, over, beneath, in or upon any real or personal property, building, structure, container of any nature or description, subsurface strata, ambient air or ambient water (including surface and groundwater) requires investigation, removal or remediation under any Environmental Law or common law, (b) which is or becomes defined as a "hazardous substance," "hazardous material," "hazardous waste," "pollutant" or "contaminant" under any Environmental Law, and/or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority under any Environmental Law, (d) the presence of which causes or threatens to cause a nuisance or trespass upon real property or to adjacent properties or poses or threatens to pose a hazard to the environment, and/or to the health or safety of persons on or about any real property, and/or (e) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum or petroleum products.

     1.14 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Sections 18a.

     1.15   "Intellectual Property" has the meaning set forth in Section 2.1(e).

     1.16   "IRC" means the Internal Revenue Code of 1986, as amended.

     1.17 "Knowledge" with respect to individuals means actual knowledge without independent investigation and with respect to corporations means knowledge of the executive officers and directors of the corporation, PROVIDED, HOWEVER, the knowledge of a particular party shall not be imputed to any other individual party.

     1.18 "Lender" means Recycling's primary lender or equity participant relating to the Transaction, including, without limitation, those individuals and entities listed on Schedule 1.18.

     1.19 "Liability or Liabilities" means direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, asserted or unasserted, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise which affects or could affect the Seller Assets or the Business, including any liability for Taxes.

     1.20 "Market Price" when referring to the Parent Common Stock, means the closing price for the Parent Common Stock if it is listed on a national securities exchange or the Nasdaq National Market or the average of the last reported bid and asked price for the Parent Common Stock as reported on the Nasdaq SmallCap Market.

     1.21    "Material Assumed Contracts" means all Assumed Contracts other than
(a) contracts which do not require payment by Seller of $10,000 or more per year and which otherwise are not material to the Business, (b) contracts in the Ordinary Course of Business which do not require expenditures by Seller of $10,000 or more per year, and (c) contracts terminable upon notice of 60 days or less and which do not require expenditures by Seller of $10,000 or more per year. The Material Assumed Contracts are listed on Schedule 1.21.

     1.22 "Ordinary Course of Business" or "Ordinary Course" means the ordinary course of business consistent with past custom and practice of Seller (including with respect to quantity and frequency).

     1.23 "Owned Facilities" means the real property and associated fixtures owned by Allen as specifically described on Schedule 2.1(a).

     1.24 "Parent Common Stock" means the common stock, $.001 par value per share, of Recycling Industries, Inc., a Colorado corporation.

     1.25 "Parent Series K Preferred" means the Redeemable Convertible Preferred Stock of Parent described in the Designation of Series K Redeemable Convertible Preferred Stock attached hereto as EXHIBIT A.

     1.26 "Permits" means all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the Business.

     1.27 "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or groups of entities, or governmental body.

     1.28 "Prepared Inventory" means all ferrous and non-ferrous scrap metal inventory that has been processed or at the time of purchase was in a form that historically was deemed saleable without processing by Seller and as of the Closing Date is ready for shipment to Seller's customers.

     1.29 "Retained Receivables" means any receivables of any nature arising out of the Seller's crane and equipment sale, leasing and repair business which are listed on Schedule 1.29.

     1.30 "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, claim, or other lien, other than: (a) mechanic's, materialman's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and
(g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     1.31 "Seller Financial Statements" means the financial statements, other than tax returns, delivered pursuant to Section 4.4, below.

     1.32 "Seller Payables" means all payables of any nature arising out of the Business, including accounts and notes payable.

     1.33 "Seller Receivables" means all receivables of any nature arising out of the Business, including accounts and notes receivable but excluding any receivables that have been outstanding for more than 60 days as of the Closing Date.

     1.34 "Supply Inventory" means all of the parts, equipment, fuel, lubricants, office supplies or other items consumed by or used in the operations of the Business or the repair and maintenance of the Seller's vehicles, machinery and equipment used in the operation of the Business, but does not include any inventory spare parts or tools for use in the Seller's crane and equipment sales, leasing and repair business.

     1.35 "Tangible Property" shall include the property described in Sections 2.1(a), 2.1(d), 2.1(h), and 2.1(i), below.

     1.36 "Tax" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, net worth, self-employment, Medicaid, or other tax, including any interest, penalty or addition thereto, whether disputed or not.

     1.37 "Transaction" means the transactions contemplated by this Agreement and the Closing Documents.

     1.38 "Unprepared Inventory" means: (i) all scrap ferrous metal comprised of materials such as obsolete, discarded or abandoned machinery, appliances, equipment, automobiles, metal manufacturing scrap, casting and fabricating scrap materials or other consumer and industrial ferrous goods or by-products to be processed by shearing, torching, baling or otherwise rendered suitable by Seller for its customers' consumption; and (ii) scrap non-ferrous metal comprised of various non-magnetic alloys or co-mingled ferrous and non-ferrous which traditionally would be processed by Seller before shipment. Unprepared Inventory does not include any non-saleable ferrous or non-ferrous materials resulting from Seller's operations or contained within dirt or other non-processable medium within the Owned Facilities.

     1.39   "1934 Act" means the Securities Exchange Act of 1934, as amended.

                                      ARTICLE 2

                             ACQUISITION OF SELLER ASSETS

     2.1 PURCHASE AND SALE OF THE SELLER ASSETS. At the Closing and subject to the terms and conditions stated herein, Seller agrees to sell, assign, convey and transfer to RII Sub, and RII Sub agrees to purchase from Seller, the Seller Assets together with all of the properties, rights and goodwill associated therewith of every kind and description, tangible and intangible, personal or mixed, as hereinafter more particularly described, with the exception of the Excluded Assets, as defined in Section 2.2. Without limitation, the Seller Assets shall include all of the items enumerated in subparagraphs (a) through
(n) below (with the exception of the Excluded Assets):

            (a) The Owned Facilities, including all buildings situated thereon and all real property leasehold improvements and all rights in easements, driveways and signs, as legally described on Schedule 2.1(a).

            (b) All Seller Receivables other than the Retained Receivables, including those listed on Schedule 2.1(b);

            (c) All Unprepared Inventory, Processed Inventory and Supply Inventory;

            (d) All vehicles, machinery and equipment, tools, furniture, leasehold improvements, fixtures, vehicles, dies, jigs, and supplies, or any related capitalized items and other tangible property owned by Seller and used in the Business as of the date of this Agreement located at the Owned Facilities or over the road or at any other location, all as described on Schedule 2.1(d), provided that dies, jigs, supplies, tools and spare parts used in the Business are included in the Seller Assets whether or not listed on Schedule 2.1(d).

            (e) Schedule 2.1(e) sets forth all of the intellectual property, proprietary and business information of Seller relating to the Business, including, all of Seller's right, title and interest in and to (collectively the "Intellectual Property"):

               (1) the exclusive use of the name "Republic Alloys," and any variations thereof;

               (2) all transferrable Permits and telephone and facsimile numbers used by Seller to the extent the same are transferrable by Seller;

               (3) the exclusive right to all inventions, discoveries, trade secrets, designs, prototypes, formulas and know-how relating to the Business;

            (f) All patents (whether issued or pending), copyrights, trademarks and tradenames;

            (g) All business, financial and tax records relating to the Business, including all sales data, pricing and cost information, customer and supplier lists, credit records, sales literature and business and marketing plans relating to the Business.

            (h) All computer documentation, computer files, computer disks, computer tapes and all information stored on computer media (whether written, optical, or magnetic) used in connection with the operation of the Business and stored at the Owned Facilities or used at the Seller Offices in connection with the operation of the Business.

            (i) All accounting and other computer software relating to the Business owned by Seller, including information interfaced with those systems, as maintained by Seller at the Owned Facilities or the Seller Offices, all of which are listed on Schedule 2.1(i); provided, however, that Seller shall not make any warranties with respect to any software.

            (j) All rights to customer and supplier lists, signs, advertising, catalogues and brochures relating to the Business.

            (k) All goodwill and other general intangibles related to the Seller Assets.

            (l) All claims, deposits, prepayments, refunds, rights of Seller under the Assumed Contracts, causes of action, chooses in action, rights of recovery, rights of set-off and rights of recoupment related to the Seller Assets or the Business, except for any income or employment tax refunds.

            (m) All other assets of any nature useful and/or beneficial to the Business and located at the Owned Facilities whether owned or leased by Seller unless specifically described in Section 2.2 or on Schedule 2.2 as an Excluded Asset.

     Seller's sale, conveyance, assignment and transfer of the Seller Assets shall be free and clear of all Security Interests, encumbrances, liabilities or other obligations, except for those that have been insured over in the title insurance policy obtained by RII Sub pursuant to Section 8.1.

     2.2 EXCLUDED ASSETS. On the Closing Date, RII Sub shall not purchase the assets of Seller on the Closing Date as set forth on Schedule 2.2 (the "Excluded Assets").

     2.3 ASSUMED CONTRACTS. RII Sub shall assume the obligations of Seller under the Assumed Contracts.

     2.4    ASSUMPTION OF LIABILITIES.   Other than as provided in Section
2.3, RII Sub shall not assume any Liabilities or Environmental Liabilities of Seller arising on or before the Closing or with respect to any action, event or occurrence of any party on or prior to the Closing, provided, however, that ad-valorem taxes on the Seller Assets not yet due and payable shall be pro-rated at Closing based on the preceding year's actual ad-valorem taxes paid and RII Sub shall assume its pro-rata share of such taxes.

     2.5    COLLECTION OF ACCOUNTS RECEIVABLE.

            (a) If Seller receives payment on any of the Seller Receivables included in the Seller Assets, Seller shall forthwith forward the same to RII Sub. RII Sub shall have the right, during the normal business hours of Seller, to review records of Seller solely to determine compliance with the provisions of Section 2.5(a).

            (b) If RII Sub receives payment on any Retained Receivables or any receivables assigned back to the Seller pursuant to Section 14.2, RII Sub shall forthwith forward same to Seller. Seller shall have the right, during normal business hours of RII Sub, to review the records of RII Sub solely to determine compliance with the provisions of this Section 2.5(b).

            (c) The provisions of this Section 2.5 shall survive the Closing.

     2.6 LEASE TO SELLER. On the Closing Date, RII Sub will lease to Seller the office, shop and storage space located on the portion of the Owned Facilities formerly used as a truck terminal (the "Terminal Lease"). The Lease shall provide, among other things, for the lessee to be responsible for its pro-rata share of utilities, taxes and insurance on the leased premises, for rental at the rate of $1.00/annum, and for a term of five years with two five year renewals at the option of the Seller and early termination available to either party on six months prior written notice. Lessee shall be responsible for any upfitting or improvements to the premises provided that any such improvements shall become the property of the lessor upon termination of the Terminal Lease. The Terminal Lease shall not be assigned or transferred by Seller nor may Seller sublet any portion of the Terminal Lease without the prior written consent of RII Sub. The form of Terminal Lease is attached hereto as Exhibit A.

                                   ARTICLE 3

                          PURCHASE PRICE AND CLOSING

     3.1    PURCHASE PRICE FOR SELLER ASSETS.

            (a) At Closing, RII Sub shall pay the total amount of $12,700,000, plus the Market Price of the Common Stock Consideration, as defined below, on the day immediately preceding the Closing Date, subject to adjustment in accordance with Section 3.3(a) below (the "Purchase Price") to Seller and Allen for the purchase of the Seller Assets. The Purchase Price shall be payable as follows:

               (1) $10,160,000, as adjusted in accordance with Section 3.3(a) below, in immediately available funds (the "Cash Consideration");

               (2) $2,540,000 of Parent Series K Preferred (the "Preferred Stock Consideration") delivered at Closing pursuant to the terms of a customary subscription agreement (the "Preferred Subscription Agreement"). The form of Preferred Subscription Agreement is attached hereto as Exhibit B; and

               (3) 30,000 shares of Parent Common Stock (the "Common Stock Consideration") delivered at Closing pursuant to the terms of a customary subscription agreement containing piggyback registration right for the Common Stock Consideration (the "Common Subscription Agreement"). The form of Common Subscription Agreement is attached hereto as Exhibit D.

     The amount of the Cash Consideration, Preferred Stock Consideration and Common Stock Consideration to be paid to each of the Seller and Allen at Closing shall be as set forth on Schedule 3.1.

     3.2    INVENTORY VALUATION.

            (a) The aggregate value of the Processed and Unprocessed Inventory shall be determined jointly by representatives of the Seller and Recycling prior to the Closing Date, and such value will be set forth on
Schedule 3.2, initialed by Seller and Recycling. This valuation shall be updated to the Closing Date by adjusting for all shipments in and out and changes in accounts receivable which occur through the close of business the date immediately preceding the Closing Date. For purposes of calculating the value of inventory, Unprepared Inventory shall be valued at a price equal to the average price Seller has paid for comparable material received across its scales in the ten business days immediately preceding the valuation, and Prepared Inventory shall be valued at market price, less the cost of shipping.

            (b) If the parties are not able to mutually determine the value of the inventory and receivables, an independent third party shall be jointly selected by Seller and Recycling to determine such value. The value determination by such third party shall be binding on Seller and Recycling. The Closing shall occur as soon as practicable after third party value determination, if such is required, provided all other conditions to Closing are satisfied or waived.

     3.3    ADJUSTMENT OF THE PURCHASE PRICE.

            (a)     PRE-CLOSING ADJUSTMENTS.

               (i) The aggregate value of Processed and Unprocessed Inventory and Seller Receivables, net of any reserves, included in the Seller Assets, as determined in accordance with Section 3.2 shall not be less than $1,650,000 on the Closing Date. If the value of the Processed and Unprocessed Inventory and Seller Receivables exceeds or is less than this amount, the Purchase Price shall be adjusted accordingly and the Cash Consideration shall be increased or decreased, as appropriate, to reflect the adjustment; and

               (ii) The Cash Consideration shall be reduced by the amount of accrued liabilities assumed by RII Sub in connection with the Sellers Assets, including accrued employee benefits such as vacation and sick leave, on a pro-rata basis to the Closing Date and increased by (i) the amount of prepaid assets acquired by RII Sub in connection with the Sellers Assets (e.g. prepaid postage), (ii) the cost of roll offs and/or lugger pans purchased by Seller as provided by Section 8.4; (iii) the cost of stationary and other office supplies purchased by Seller at Recycling's request and not used prior to closing, and (iv) deposits in accounts opened by Seller at Recycling's request prior to Closing.

            (b) POST-CLOSING ADJUSTMENT. If the parties are not able to complete the adjustments contemplated by Sections and 3.3(a) immediately prior to the Closing, within 45 days after the Closing such adjustments shall be completed and an adjustment payment, in immediately available funds, will be made by the party who is determined to be responsible therefor no later than the 50th day after the Closing.

     3.4    ALLOCATION OF THE PURCHASE PRICE.

            (a) The Purchase Price shall be allocated among the Seller Assets as set forth on Schedule 3.4.

            (b) The parties agree that they will not take any tax or other position inconsistent with any allocation of the Purchase Price set forth on Schedule 3.4. RII Sub shall provide to Seller a Treasury Form 8594 within 45 days following the Closing Date.

            (c) RII Sub and Seller each covenant with the other that it will promptly give written notice to the other of any inquiry or challenge of such allocation by any federal, state or local tax authority.

     3.5 CLOSING OF THE PURCHASE. The Closing shall take place at the offices of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, 1400 Glenarm Place, Third Floor, Denver, Colorado, or at such other place as selected by the Lender, in its sole and absolute discretion, on the Closing Date set forth in the Closing Notification, given by RII Sub in accordance with this section. The Closing Date shall be no later than May 31, 1998, PROVIDED, HOWEVER, the Closing Date will be automatically extended to a date that is not less than 45 days after delivery of the Remediation Estimates as provided in Section 7.2.

     3.6 ADDITIONAL COMPENSATION. As additional compensation, RII Sub will pay to Seller the net rents received, as and when received, from independent third parties currently renting space on the Owned Facilities as listed on Schedule 3.6. Such payments will be net of costs associated with the relevant parcels of real property, including but not limited to real estate taxes and assessments, insurance and utilities. RII Sub will make such payments to Seller for so long as the property is leased to independent third parties. Seller acknowledges that RII Sub intends to terminate such leases as soon as practicable and then to utilize such real property in the operation of its scrap metal recycling business.

                                      ARTICLE 4

                    REPRESENTATIONS OF SELLER AND THE SHAREHOLDERS

     As an inducement to Recycling to enter into this Agreement and to complete the Transaction, and with the knowledge that Recycling will rely thereon, Seller and the Shareholders, jointly and severally, represent and warrant to Recycling that all of the representations and warranties in this
Article 4 are true, correct and complete as of the date of this Agreement and as of the Closing Date.

     4.1 DUE ORGANIZATION AND QUALIFICATION. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and has the corporate power and lawful authority to carry on its business as now being conducted.

            (b) Seller is duly qualified or otherwise authorized to transact business in each jurisdiction, listed in Schedule 4.1(b), in which the nature of the business conducted or the character or location of the properties owned makes such qualification necessary.

     4.2 TITLE TO PROPERTY. Seller has good, valid and marketable title to all real and personal property and Allen has good, valid and marketable title to all real property included in the Seller Assets (tangible and intangible), in each case subject to no Security Interest, option, right of first refusal, or other restriction of any kind or character, other than those exceptions acceptable to RII Sub in its reasonable discretion and included as an exception to the title policy to be obtained by RII Sub.

     4.3 AUTHORITY OF SELLER; CONSENTS. (a) Seller and the Shareholders have full power and authority to execute and deliver this Agreement and the Closing Documents and to carry out the Transaction and Seller and the Shareholders have taken all requisite corporate, partnership, or other action to authorize the execution, delivery and performance of the Closing Documents.

            (b) This Agreement and the Closing Documents are valid and binding agreements of Seller and the Shareholders enforceable in accordance with their terms.

            (c) Except for any necessary consents to the Material Assumed Contracts, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable Seller to enter into and perform its obligations under this Agreement and the Closing Documents, and neither the execution and delivery of this Agreement and the Closing Documents nor the consummation of the Transaction by Seller or the Shareholders will:

               (1) Be in violation of its respective Articles of Incorporation, Bylaws or any other organizational document, or constitute a breach of any evidence of indebtedness or agreement to which they are a party;

               (2) Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of the Seller Assets is subject or under any contract to which they are a party, or permit the termination of any such contract by another person;

               (3) Result in the creation or imposition of any Security Interest upon any of the Seller Assets under any agreement or commitment to which they or the Seller Assets are bound;

               (4) Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;

               (5) Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation related to the Seller Assets; or

               (6) Violate or cause any revocation of, or limitation on, any Permit.

     4.4    FINANCIAL STATEMENTS.

            (a) On or before May 15, 1998, Seller will furnish to Recycling the following financial information, Schedules, and other disclosures:

               (1) Audited financial statements for the Business as of and for its fiscal years ended December 31, 1997 and 1996, prepared in accordance with GAAP (the "Audited Financial Statements"). RII Sub will reimburse Seller for the cost of the audit as of and for the year ended December 31, 1996.

               (2) Unaudited financial statements for the Business as of and for the years ended December 31, 1995 and 1996 and monthly and year to date financial statements for each monthly period commencing January 1, 1998 through the Closing Date prepared in the same manner which they are currently prepared (collectively the "Unaudited Financial Statements").

               (3) Copies of Seller's tax returns for its tax years ended in 1993, 1994, 1995 and 1996.

            (b) The Audited Financial Statements have been prepared in accordance with GAAP and the Unaudited Financial Statements will be or have been prepared in the same manner which they are currently prepared and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods; PROVIDED, HOWEVER, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

            (c) Since December 31, 1997, there has been (1) no material adverse change in the assets or liabilities, or in the business or financial condition or in the results of operations of the Business, whether as a result of any legislative or regulatory change, revocation of any Permits, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise; and (2) no change in the assets or liabilities, or in the Business or condition, financial or otherwise, or in the results of operations, or any loss of customers or prospects of Seller, except in the Ordinary Course which have not, in the aggregate or individually, had a material adverse effect on the Business.

     4.5    NO TAX LIENS; NO WAIVER.

            (a) None of the Seller Assets are subject to any lien in favor of the United States pursuant to the IRC for nonpayment of federal taxes, or any lien in favor of any state under any comparable provision of state law, under which transferee liability might be imposed upon RII Sub as purchaser under the IRC or any comparable provision of state or local law, except for ad-valorem taxes which are not yet due and payable.

            (b) Seller has not waived any statute of limitations with respect to the assertion of any liability under any federal, state, or local tax law.

            (c) Except as provided on Schedule 4.5(c), Seller is not in default under, nor has it failed to pay, any Tax liability to any federal, state, or local authority, and no audit or other review by any such authority is pending, or, to the Knowledge of Seller and the Shareholders, contemplated.

     4.6    COMPLIANCE WITH LAWS.  Except as set forth on Schedule 4.6:

            (a) Neither Seller nor any of the Shareholders is in violation or has violated any applicable order, judgment, injunction, award or decree relating to the Seller Assets. To the Knowledge of Seller and the Shareholders, except as disclosed on Schedule 4.25 or otherwise disclosed in the Environmental Studies, neither Seller nor the Shareholders has violated or is in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Seller Assets.

            (b) Without limiting the generality of the foregoing (1) the buildings included in the Owned Facilities do not encroach on the property of others, (2) except as otherwise disclosed on Schedule 4.25 or in the Environmental Studies, there is not pending or threatened any notification of any governmental authority that Seller is not in compliance with applicable laws and regulations respecting employment and employment practices, occupational safety and health laws and regulations, and Environmental Laws, and neither Seller nor any Shareholder has Knowledge of any basis therefor, and (3) except as disclosed on Schedule 4.25, neither Seller nor any Shareholder has received any such notification of past violations of such laws or regulations which have not been resolved.

     4.7 PERMITS. Schedule 4.7 lists all Permits required by any governmental entity related to the Business or operations of Seller. Except as described on Schedule 4.7 Seller validly holds all Permits and all Permits are in full force and effect and no proceeding to revoke or limit any of such Permits is pending or, to the Knowledge of Seller or any Shareholder, threatened.

     4.8 LITIGATION. Except as set forth on Schedule 4.8, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Seller Assets or the Business. There are no actions, suits or claims against Seller or any Shareholder, or, to the Knowledge of Seller or any Shareholder, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Knowledge of Seller or any Shareholder, threatened against or involving the Seller Assets or the Business, nor to the Knowledge of Seller or any Shareholder, is there any basis therefor. Responsibility for any litigation involving the Seller Assets or the Business pending or arising from acts that occurred prior to the Closing and the satisfaction of judgments (including related costs and fees) shall remain with Seller and the Shareholders.

     4.9    CONTRACTS AND OTHER AGREEMENTS.

            (a) Except for the contracts and agreements listed on Schedule 4.9(a), the Assumed Contracts or the contracts, leases, and other agreements which will be completed or canceled at or prior to the Closing, Seller is not a party to any (1) contract for the employment of any officer or individual employee, (2) contract with any union, (3) bank loan or other credit agreement,
(4) bonus, deferred compensation, profit sharing, pension or retirement arrangement, (5) lease for real or personal property, (6) partnership or joint venture agreement, or (7) other material contract, agreement or commitment.

            (b) All of the contracts, leases and other agreements which constitute a part of the Assumed Contracts are valid and binding upon Seller in accordance with their terms, and Seller is not in default nor has it received any notice of default under, or with respect to, any such contracts, leases, or other agreements.

            (c) No approval or consent of any Person is needed in order that the contracts, leases, and other agreements which are listed on Schedule 1.21 will continue in full force and effect following the completion of the Transaction. Seller is not in the process of negotiating or entering into any contracts, leases, or other agreements described in this Section 4.9.

     4.10 NOTES AND ACCOUNTS RECEIVABLE. The Seller Receivables are reflected properly in the books and records of Seller, are valid receivables subject to no setoffs or counterclaims, are current, not over 60 days old and are collectible and will be collected at their recorded amounts within 60 days after the Closing, subject only to the reserve for bad debts set forth on the face of the Seller Financial Statements. Seller Receivables not timely collected as provided herein shall be subject to reassignment to Seller in accordance with
Section 14.2.

     4.11 TANGIBLE PROPERTY. All Tangible Property being used in the Business at the date hereof or thereafter is in good operating condition and repair, subject only to normal wear and tear. Neither Seller nor any of the Shareholders has received notice that any of the Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     4.12 INVENTORY. The piles of Unprepared and Prepared Inventory included in the Seller Assets are located on level ground and are comprised solely, throughout the pile, of the quality and grade of material visible on the outer surface of the pile.

     4.13   INTELLECTUAL PROPERTY.

            (a) All Intellectual Property is owned outright by Seller, free and clear of any Security Interest and there exist no obligations with respect to any Intellectual Property requiring Seller to make any payment in respect of its use or otherwise. Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property.

            (b) Neither Seller nor any of the Shareholders is aware of any patent, invention, trade secret, trademark, service mark, trade name or copyright of any other Person that is infringed by Seller, nor do they have notice of any infringement claim of any other Person relating to any of the Intellectual Property or any process or confidential information of Seller, and neither Seller nor the Shareholders know of any basis for any such charge or claim.

     4.14 REAL PROPERTY. The Owned Facilities include all real property included in the Seller Assets. To the Knowledge of Seller and the Shareholders, with respect to each parcel of owned real property included within the Owned
Facilities:

            (a) Except as otherwise disclosed herein or in the Environmental Studies the Owned Facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations including zoning.

            (b) There are no leases, subleases, licenses, easements, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Facilities except such short-term tenancies as are identified on Schedule 3.6 and except those matters reflected on the Survey described in Section 8.2.

            (c) There are no outstanding options or rights of first refusal to purchase the Owned Facilities or any portion thereof or interest therein.

            (d) with the exception of those short-term tenancies identified on Schedule 3.6, there are no parties other than Seller in possession of the Owned Facilities or any portion thereof.

            (e) The Owned Facilities are supplied with utilities and other services necessary for their operation, including electricity, water, telephone, and sewage disposal, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided ingress and egress via public roads or via permanent, irrevocable, appurtenant easements benefitting the Owned Facilities.

     4.15 LIABILITIES. Except as otherwise set forth in this Agreement or any Schedule hereto, to the Knowledge of Seller and the Shareholders, the Business has no Liabilities other than (a) Liabilities fully and adequately reflected or reserved against in the Seller Financial Statements and (b) Liabilities incurred since December 31, 1997, in the Ordinary Course of Business and (c) liabilities for tax and accounting and legal services incurred in connection with this transaction.

     4.16 SUPPLIERS AND CUSTOMERS. Schedule 4.16 lists the 19 largest suppliers and 13 largest customers of the Business and all customers and suppliers of the Business whose purchases from or sales to the Business during the preceding 12 months exceeded $25,000. All purchase orders and customer contracts were issued by Seller in the Ordinary Course of Business. There are no agreements or understandings with any customers of the vendors to Seller as to adjustments in pricing or cost which would reduce the profit margin of any existing or contemplated contract or other relationship.

     4.17   EMPLOYEE BENEFIT PLANS.

            (a) Schedule 4.17 contains an accurate and complete list of all Employee Benefit Plans, contributed to, maintained or sponsored by Seller, to which Seller is obligated to contribute or with respect to which Seller has any liability or potential liability, whether direct or indirect (collectively the "Plans" or individually a "Plan").

            (b) Except as disclosed in Schedule 4.17, Seller does not contribute to, have an obligation to contribute to or otherwise have any liability or potential liability with respect to (a) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), (b) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the IRC (and regulations promulgated thereunder), or (c) any plan which provides heath, life insurance, accident or other welfare-type benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the IRC or applicable state continuation coverage law.

            (c) Except as disclosed in Schedule 4.17, none of the Plans obligates Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control, as such term is used in Section 280G of the IRC (and regulations promulgated thereunder).

            (d) Each Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the IRC. None of Seller, any trustee or administrator of any Plan, or any other Person has engaged in any transaction with respect to any Plan which could subject Seller, or any trustee or administrator of any Plan, or any party dealing with any Plan, or Recycling to any tax or penalty imposed by ERISA or the IRC. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Plans (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened, and Seller has no Knowledge of any facts which could reasonably be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands. No Plan that is subject to the funding requirements of Section 412 of the IRC or Section 302 of ERISA has incurred any accumulated funding deficiency as such term is defined in such Sections of ERISA and the IRC, whether or not waived. No liability to the Pension Benefit Guaranty Corporation (PBGC) (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or, to Seller's Knowledge, threatened the termination of any Plan. None of the Seller Assets are the subject to any lien arising under Section 302(f) of ERISA or Section 412(n) of the IRC, Seller has not been required to post any security pursuant to Section 307 of ERISA or
Section 401(a)(29) of the IRC, and neither Seller, nor any officers or directors of Seller, has Knowledge of any facts which could reasonably be expected to give rise to such lien or such posting of security.

            (e) Each Plan that is intended to be qualified under Section 401(a) of the IRC, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as tot he qualifications under the IRC of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

            (f) No underfunded defined benefit plan (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c), (m) and (o) of the IRC) of which Seller is a member or was a member during such five-year period.

            (g) As of the Closing Date, the fair market value of the assets of each Plan that is a defined benefit pension plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with applicable PBGC methods, factors and assumptions applicable to a defined benefit pension plan terminating on such date. With respect to each Plan that is subject to the funding requirements of Section 412 of the IRC and
Section 302 of ERISA, all required or recommended contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the IRC) shall have been made. With respect to each other Plan, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No Plan has any unfunded liabilities.

            (h) The Board of Directors of Seller (or committees or officers authorized by such Board) has authority to amend or terminate the Plans at any time without limitation (subject to the requirements of ERISA), and neither the consideration or implementation of the transactions contemplated under this Agreement nor the amendment or termination of any or all of the Plans on or after the date of this Agreement will increase (a) the obligation of Seller to make contributions or any other payments to fund benefits accrued under any Employee Benefit Plans as of the date of this Agreement or (b) the benefits accrued or payable with respect to any participant under any Employee Benefit Plans.

            (i) With respect to each Plan, Seller has provided Recycling with true, complete and correct copies, to the extent applicable, of (a) all documents pursuant to which the Plans are maintained, funded and administered,
(b) the two most recent annual reports (Form 5500 Series) filed with the Internal Revenue Service (with attachments), (c) the two most recent actuarial reports, (d) the two most recent financial statements, and (e) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

            (j) Except as provided on Schedule 4.17(j), Seller does not provide any post-retirement or post-employment health, life insurance, accident or other welfare-type benefits. Schedule 4.17(j) includes the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations with respect to Employee Benefit Plans and benefits listed thereon, if any.

     4.18 CURTAILMENT OF OPERATIONS. No labor disputes or work stoppages involving the Business are pending or threatened which, either singly or in the aggregate, might have an adverse effect on the Business. To the Knowledge of Seller and the Shareholders, no material customer of or supplier to the Business is involved in, or affected by, any dispute, arbitration, lawsuit, or administrative proceedings which might materially adversely affect the Business, operations, properties, assets or condition, financial or otherwise, of the Business.

     4.19 EMPLOYEE RELATIONS. Seller is not a party to a collective bargaining agreement and, to its and the Shareholders' Knowledge, Seller is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment (including issues related to independent contractor status of personnel) and wages and hours, and Seller has not and is not engaged in any unfair labor practice. There have been no organization efforts by any trade unions within the last five years.

     4.20 INSURANCE. Schedule 4.20 lists all insurance policies maintained by Seller relating to the Business or the Owned Facilities, copies of which have been provided to RII Sub, which cover the Seller Assets or the Business, the nature of such policies, the amount and types of coverage, and the name of the insurers and expiration dates. Seller has paid all premiums and other amounts due on such policies and will not cancel any insurance or permit any insurance to lapse or terminate prior to the Closing.

     4.21 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Seller, except in connection with Employee Benefit Plans.

     4.22 RELATIONSHIPS. Except as described on Schedule 4.22, no officer or director of Seller possesses, directly or indirectly, any financial interest in, or is a director, officer, stockholder or employee of, any corporation, firm, association or business organization which is a manufacturer for, or client, supplier, customer, lessor, lessee, or competitor of the Business. The Business is not indebted to any officer, director, partner, or employee of Seller or to any entity in which any such Person has a financial interest.

     4.23 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Seller or the Shareholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

     4.24 EMPLOYEE TRANSITION. Schedule 4.24 lists all employees of Seller who work or are customarily stationed at the Owned Facilities, their current employment compensation (including 1997 bonus, if any), and other amounts if any payable to each employee. Immediately prior to the Closing, Seller will terminate all of its employees (the "Terminated Employees") and RII Sub will hire all employees listed on Schedule 4.24 upon consummation of the Closing. Seller will pay all compensation due the Terminated Employees on or before the first day subsequent to the Closing. RII Sub will not be responsible for any salaried or hourly health and life insurance obligations incurred prior to the Closing for any Terminated Employees, nor for payment of claims to insureds, or payment of any premiums for coverage prior to the Closing Date. All liabilities of the Business to Terminated Employees will be retained by Seller, including those accruing by reason of termination by Seller. All employees of Seller hired by RII Sub will receive credit for their employment period with Seller for purposes of determining vesting and eligibility under the terms of RII Sub's or the Parent's Employee Benefit Plans, to the extent allowable under applicable law, and will be entitled to take vacation time in accordance with the policies of Seller (including credit for time employed by Seller).

     4.25 ENVIRONMENTAL MATTERS. Except as may be provided in the Environmental Studies to be performed as contemplated by Section 7.1 of this Agreement, or disclosed on Schedule 4.25, to the Knowledge of Seller and the
Shareholders:

                  (1) No Hazardous Material has been disposed of on, released to or from, threatened to be released to or from or is presently at, on, beneath, in or upon any of the Owned Facilities or upon adjacent parcels of real estate in amounts or concentrations which constitute or constituted a violation of, or which could reasonably be expected to give rise to liability under, any Environmental Law.

                  (2) There has been no generation, production, refining, processing, manufacturing, use, storage, disposal, treatment, shipment or receipt of a Hazardous Material at or from the Owned Facilities or relating to the operation of Seller in violation of or in a manner that could give rise to liability under Environmental Laws.

                  (3) The operations of Seller are in compliance and have been in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Owned Facilities which could interfere with continued operation Seller's business or impair its fair saleable value.

                  (4) Neither Seller nor the Shareholders have received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Owned Facilities from any Person, nor does Seller or any of the Shareholders have Knowledge or reason to believe that any such notice will be received from or is being threatened by any Person.

                  (5) No judicial proceedings, governmental administrative actions, investigations or internal or non-public agency proceedings are pending or threatened, under any Environmental Law, to which Seller is or will be named as a party, nor are there any consent decrees, or other decrees, consent orders, agreements, administrative orders or other orders, judicial or administrative requirements outstanding under any Environmental Law with respect to Seller.

     4.26 COMPLIANCE WITH ADA. Seller has substantially complied with the Americans with Disabilities Act of 1991, 42 U.S.C. Sections 12111, 12112 and 12209, as amended, and any similar applicable state regulations.

     4.27 GUARANTEES. Seller is not a guarantor or otherwise is liable for any liability or obligation of any other person, except as described in Schedule 4.27.

     4.28 DISCLOSURE. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Seller or the Shareholders in connection with the Transaction, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

     4.29 BEST EFFORTS. Seller will use its best efforts to obtain all permits, consents and approvals and take such other actions in order to complete the Transaction by the Closing Date. Seller will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Acquisition and the intentions of this Agreement.

                                      ARTICLE 5

                             REPRESENTATIONS OF RECYCLING

     As an inducement to Seller and the Shareholders to enter into this Agreement and to complete the Transaction and with the knowledge that Seller and the Shareholders will rely thereon, RII Sub and the Parent jointly and severally represent and warrant to Seller and the Shareholders the following (both as of the date hereof and as of the Closing Date):

     5.1 DUE INCORPORATION AND QUALIFICATION OF RII SUB. RII Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and lawful authority to carry on its business as now being conducted. On or before the Closing Date, RII Sub will be duly qualified or otherwise authorized as a foreign corporation to transact business and will be in good standing in the State of North Carolina.

     5.2 DUE INCORPORATION AND QUALIFICATION OF THE PARENT. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has the corporate power and lawful authority to carry on its business as now being conducted.

     5.3 ARTICLES OF INCORPORATION AND BYLAWS. On or before the Closing Date, RII Sub and the Parent will deliver to Seller true and complete copies of their respective Articles of Incorporation (certified by the Secretary of State of Colorado) and Bylaws (certified by its corporate secretary) as then in effect.

     5.4 AUTHORITY OF RII SUB AND THE PARENT. RII Sub and the Parent have full power and authority to execute and deliver this Agreement and the Closing Documents and to carry out the Transaction. The Closing Documents are valid and binding agreements of RII Sub and the Parent, enforceable in accordance with their terms. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is necessary in order to enable RII Sub or the Parent to enter into and perform its obligations under the Closing Documents, and neither the execution and delivery of the Closing Documents nor the completion of the Transaction will, with respect to RII Sub and the Parent, individually:

            (a) Be in violation of its Articles of Incorporation or Bylaws or constitute a breach of any evidence of indebtedness or agreement to which it is a party;

            (b) Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of its property is subject or under any contract to which it is a party, or permit the termination of any such contract by another Person;

            (c) Result in the creation or imposition of any Security Interest upon any of its property or assets under any agreement or commitment to which it is bound;

            (d) Accelerate, or constitute an event entitling, or which would upon notice or lapse of time or both, entitle the holder of any indebtedness to accelerate the maturity of any such indebtedness;

            (e) Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;

            (f) Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to it; or

            (g) Violate or cause any revocation of or limitation on any Permit.

     5.5    PREFERRED STOCK CONSIDERATION.   The Preferred Stock
Consideration when issued, and the Parent Common Stock issuable upon conversion of the Preferred Stock Consideration, will be duly authorized, fully paid and non-assessable, and not subject to any preemptive rights, and free and clear of any Security Interests or other encumbrances, except for transfer restrictions required under federal and state securities laws.

     5.6    COMMON STOCK CONSIDERATION.   The Common Stock Consideration when
issued will be duly authorized, fully paid and non-assessable, and not subject to any preemptive rights, and free and clear of any Security Interests or other encumbrances, except for transfer restrictions required under federal and state securities laws.

     5.7 1934 ACT REGISTRATION. The common stock of the Parent is registered under Section 12(g) of the 1934 Act, and in accordance therewith, the Parent files periodic reports, proxy statements, and other informational reports required under the 1934 Act. The Parent has made all filings with the Securities and Exchange Commission that it has been required to make under the 1934 Act (collectively, the "Public Reports"). The Public Reports were complete and accurate when filed and no material events have occurred subsequent to the filing of the Public Reports which would require additional filings or other disclosure, other than a press release or similar announcement which has been made when required.

     5.8 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of RII Sub or the Parent is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

     5.9 DISCLOSURE. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of RII Sub or the Parent in connection with the Transaction, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

     5.10 BEST EFFORTS. RII Sub and the Parent will use their best efforts to timely apply for and obtain all permits, consents and approvals and to complete any due diligence deemed necessary by RII Sub and the Parent in order to complete the Transaction by the Closing Date. RII Sub and the Parent will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Acquisition and the intentions of this Agreement.

                                      ARTICLE 6

                                REGULATORY COMPLIANCE

     6.1 BULK SALES COMPLIANCE. RII Sub and Parent hereby waive compliance by Seller with the provisions of the bulk sales or bulk transfer law of the State of North Carolina and Seller and the Shareholders agree to indemnify and hold RII Sub and Parent harmless from any liability incurred as a result of the failure to so comply.

     6.2 HART-SCOTT-RODINO ACT. As soon as practicable, but in no event later than ten business days after the date hereof, each party, including their respective affiliates, shall make any and all filings required to be made under the HSR Act if such filings are required to be made in the opinion of Recycling's legal counsel. Each of the parties will assist the other as may be reasonably requested in connection with the preparation of the Notification and Report Forms and related materials that it may be required to file pursuant to the HSR Act and will use its best efforts to obtain an early termination of the applicable waiting period and will make any further filings that may be necessary, proper or advisable in connection therewith. Each party will pay their respective costs of preparing and making each initial filing and any additional filings under the HSR Act, including the costs and expenses of Seller and its personnel and legal fees incurred by Seller in connection with such filings.

     6.3 THE WARN ACT. Seller will comply with the provisions of the WARN Act, 29 U.S.C. Sections 2101, ET SEQ., and any similar state statute, relating to notice to employees, if such provisions apply to the transaction contemplated hereunder.

     6.4 COBRA. Seller will comply with the provisions of COBRA, Pub. L. No. 99-272, 99th Cong., 2d Sess. (1987), and any similar statute, relating to continuation of health benefits to employees, as they apply to the transaction contemplated hereby. Seller has complied with all of its COBRA requirements for all persons who were participants in the Seller's medical benefit plans prior to the Closing Date or who became eligible for COBRA due to qualifying events that occurred under Seller's medical benefit plans prior to the Closing Date. Any liabilities for COBRA claims or COBRA administration that relate to Seller's medical benefit plans as in existence on or prior to the Closing Date shall be the responsibility of the Seller and or Shareholders. After the Closing Date, Seller shall remain responsible for COBRA claims and administration arising out of qualifying events that occurred prior to or on the Closing Date.

     6.5 OTHER. The parties shall prepare and promptly file all reports, documents or notices with appropriate regulatory or other governmental authorities, as may be required of them.


                                      ARTICLE 7

                                ENVIRONMENTAL MATTERS

     With respect to matters governed by Environmental Laws, the Parties hereby agree as follows:

     7.1 ENVIRONMENTAL STUDIES. Recycling, at its sole cost and expense, has engaged an environmental auditing firm (the "EAF") to complete an ASTM E 1527-97 Phase I and Phase II Environmental Site Assessment and Transaction Screen Process of the Business, facilities and operations of Seller (the "Environmental Studies"). The Environmental Studies are attached hereto as Schedule 7.1

     7.2 REMEDIATION ESTIMATE. The Environmental Studies have indicated that remediation is required to ensure that the Business, real property, facilities and operations of Seller meet and comply with all applicable environmental laws and regulations, and Recycling has directed and the EAF has completed an estimate of the cost of such remediation (the "Remediation Estimate") which has been delivered to Seller. [CONFIDENTIAL TREATMENT REQUESTED].

     7.3    ON-SITE ENVIRONMENTAL LIABILITIES.  Seller and the
Shareholders, jointly and severally, will indemnify, defend, and hold harmless RII Sub, Parent, and their respective officers, directors, successors and assigns, from and against any and all claims, demands, suits, judgments, settlements, penalties, liabilities, cleanup costs and expenses, including reasonable fees of counsel and environmental consultants, arising out of or resulting from on-site events or occurrences on or before the Closing Date or any migration of contamination onto or under the Owned Facilities prior to the Closing Date ("On-Site Environmental Liabilities") [CONFIDENTIAL TREATMENT REQUESTED].


                                      ARTICLE 8

                    COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING

     The parties hereto covenant and agree that between the date hereof and the Closing Date:

     8.1 TITLE INSURANCE. Prior to the Closing, RII Sub at its sole cost and expense will obtain a title insurance commitment or commitments, with respect to the Owned Facilities, using a current North Carolina standard form of American Land Title Association Owner's Title Insurance Commitment in the amount specifically allocated by the parties on Schedule 3.4 to the Owned Facilities, insuring title to the Owned Facilities to be in RII Sub as of the Closing Date, subject only to such exceptions and exclusions as provided in this Agreement or set forth on Schedule 8.1, or are acceptable to RII Sub and insuring against all possible contractors', suppliers' and mechanics' lien claims. Such title commitment is to contain a complete copy of each easement, restriction, limitation, or condition of title which is referred to therein that burdens or benefits said real property. When delivered, the title commitment shall be attached as Schedule 8.1.

     8.2 SURVEY. RII Sub, at its expense, will obtain an updated survey of the Owned Facilities, certified to RII Sub, any mortgagee of RII Sub, and the title insurer issuing title insurance in the Transaction as provided in
Section 8.1, prepared by a licensed surveyor and conforming to Minimum Technical Standards adopted by the North Carolina Society of Professional Surveyors, or equivalent professional body or licensing agency, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, setback requirements, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads. When delivered, the Survey shall be attached as Schedule 8.2.

     8.3 MATERIAL ASSUMED CONTRACTS. Seller will use its best efforts to obtain the written consent to the assumption by RII Sub of each of the Material Assumed Contracts listed on Schedule 1.21 which require such consent.

     8.4 CONDUCT OF BUSINESS. Seller will not engage in any practice, take any action, incur any Liabilities, dispose of any assets or enter into any transaction outside the Ordinary Course of Business and shall conduct the Business in the Ordinary Course and in such a manner so that the representations and warranties contained herein shall continue to be true, correct and complete on and as of the Closing Date. Notwithstanding the foregoing, Seller may spend up to $40,000 to acquire new roll offs and/or lugger pans to service new accounts and such amounts, if expended, will be added to the Purchase Price and paid at Closing and a listing of such equipment will be provided on Schedule 8.4 attached hereto.

     8.5 PRESERVATION OF BUSINESS. Seller will keep the Business and the Seller Assets substantially intact, including its present operations, physical facilities and working conditions, and will use its best efforts to maintain relationships with lessors, licensor, suppliers, customers, and employees. Seller will provide to RII Sub a mailing list of all customers and a listing of their accounts within ten business days (or the earliest possible date) prior to the Closing Date to permit RII Sub to send announcements to the customers on or after the Closing Date.

     8.6 NOTICE OF EVENTS. Seller and the Shareholders shall promptly notify RII Sub and Parent with reasonable specificity of: (1) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement; or (2) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule, Exhibit or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not render any of the representations, warranties or other agreements of Seller or the Shareholders misleading.

     8.7 EXAMINATIONS AND INVESTIGATIONS. (a) Prior to the Closing Date, during normal business hours between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, or such other hours as to which the parties mutually agree, Recycling shall be entitled, through its employees and representatives, including counsel, lenders, appraisers and accountants, to make such investigation of the assets, properties, business and operations of the Business, and such examination and copies of the books, records and financial condition of the Business as Recycling deems necessary. No review, examination or investigation by Recycling shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller and the Shareholders under this Agreement.

            (b) If this Agreement terminates: (1) RII Sub shall keep confidential and shall not use in any manner any information or documents obtained from Seller concerning the Business or the Seller Assets, unless readily ascertainable from public or published information, or trade sources, or subsequently developed by RII Sub independent of any investigation of the Business, or received from a third party not under an obligation to Seller to keep such information confidential, and (2) any documents obtained from Seller shall be promptly returned to it.

     8.8 NO NEGOTIATION BY SELLER OR THE SHAREHOLDERS. Between the date hereof and the earlier of (1) the Closing Date; and (2) the date of termination of this Agreement, neither the Shareholders nor Seller shall, directly or indirectly:

            (a) Solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than Recycling) relating to any acquisition or purchase of assets (other than Prepared Inventory) of, or any equity interest in, the Seller Assets or any exchange offer, merger, consolidation, purchase of assets, liquidation, dissolution or similar transaction involving the Seller Assets (each, an "Acquisition Proposal");

            (b) Enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Person (other than Recycling and its representatives) any information with respect to the Seller Assets, other than in the Ordinary Course of Business; or

            (c) Otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Recycling) to do or seek any of the foregoing.

     Seller and the Shareholders will notify Recycling within 24 hours if any such Acquisition Proposal is received or if any such discussions, negotiations or other events occur or are sought to be initiated, and such notice will set forth in detail the terms or other particulars thereof.

     8.9 SAFETY AUDITS. Recycling may perform safety audits at each of the Seller's facilities through a consulting firm mutually acceptable to the parties to ensure compliance with OSHA and any other applicable safety standards. All costs related to these audits shall be paid by the Seller and, if the transaction is completed shall be paid out of assets other than the Seller Assets.

     8.10 REMOVAL OF WASTE MATERIALS. Seller shall remove, at its cost, all waste materials (e.g. shredder fluff, waste oil, Hazardous Materials, other materials or substances which currently form the basis of liability under any Environmental Laws) from the Owned Facilities prior to the Closing.


                                      ARTICLE 9

                       CONDITIONS PRECEDENT TO THE OBLIGATION
                               OF RECYCLING TO CLOSE

     The obligation of Recycling to enter into and to complete the Transaction is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Recycling only in writing:

     9.1 REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of Seller and the Shareholders contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Seller and the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Seller and the Shareholders shall have delivered to Recycling certificates, dated the Closing Date, to such effect.

     9.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction, including, if applicable, early termination of the waiting period under the HSR Act, shall have been obtained and all shall have been transferred to the name of RII Sub to the extent such permits are transferrable.

     9.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any Material Assumed Contracts that may be required in connection with the performance by Seller of its obligations under this Agreement or the continuance of such contracts or other agreements without material modification after the Closing Date shall have been obtained.

     9.4 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have, in the opinion of RII Sub or the Parent a materially adverse effect on the Seller Assets or the Business.

     9.5 REAL PROPERTY. Except as set forth on Schedules 2.1(a) and 8.1, with respect to the Owned Facilities:

            (a) RII Sub shall receive good and marketable title by general warranty deed for the Owned Facilities in proper form for recording in the State of North Carolina;

            (b) The Owned Facilities shall be free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, matters shown by the Survey attached as Schedule 8.2 and other restrictions which do not impair the current use or occupancy, or the marketability of title, of the property subject thereto;

            (c) There shall not be pending or threatened condemnation proceedings, lawsuits, or administrative actions of any type relating to the Owned Facilities, or other matters affecting adversely the current use, or occupancy thereof, including unpaid tap fees, contemplated special assessments or zoning changes;

            (d) The legal description for the Owned Facilities contained in the deed therefor shall describe the real property forming a part of the Owned Facilities fully and adequately. The building and improvements located within the boundary lines of the described parcel of land (1) shall not be in violation of applicable setback requirements, zoning laws, and ordinances,
(2) shall not encroach on any easement which may burden the land, and described parcel of land not serve any adjoining property for any purpose inconsistent with the use of the land, and (3) shall not be located within any flood plain or be included in any wetlands or be subject to any similar type restriction for which any permits or licenses necessary to the use thereof shall have not been obtained; and

            (e) The Owned Facilities shall abut and have direct vehicular access to a public road, direct access to an operational railroad spur, or have vehicular access to a public road via a permanent, irrevocable, appurtenant easement benefitting the Owned Facilities.

     9.6 NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the Business or the Seller Assets taken as a whole, financial or otherwise, or, to either Seller's or the Shareholders' Knowledge, Seller's customers, regardless of reason, including those changes that are as a result of any legislative or regulatory change, revocation of any Permits, licenses or rights to do business, failure to obtain any Permit at the normal time or in the manner applied for by Seller, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise, and Seller shall have delivered to Recycling a certificate, dated the Closing Date, to such effect.

     9.7 TRANSFER DOCUMENTS. RII Sub shall have received assignments and such other instruments of sale, transfer, conveyance and assignment transferring all of the Seller Assets from Seller to RII Sub, each in proper legal form to transfer the Seller assets under applicable law.

     9.8 ENVIRONMENTAL ESCROW AGREEMENT. RII Sub shall have received from Seller the Environmental Escrow Agreement in the form attached hereto as Exhibit E.

     9.9 ASSIGNMENT OF CONTRACTS. Seller shall have delivered to RII Sub written consents to the assignment or assumption of each of the Material Assumed Contracts as provided by Section 8.3.

     9.10 SATISFACTION WITH DUE DILIGENCE, FINANCIAL PERFORMANCE AND APPROVAL. Recycling shall be satisfied, in its sole discretion, with (a) the results of its legal, accounting and financial due diligence investigation of Seller and its operations, including, without limitation, the results of the Environmental Studies and any Safety Audits, and (b) Seller's financial performance up to the Closing Date. Further, the terms and conditions of this Agreement shall have been approved by Recycling's senior management, its Board of Directors, and the Lender, each in their sole discretion.

     9.11 FINANCING. Recycling shall have obtained a commitment for financing from the Lender to effect the purchase of the Seller Assets as contemplated hereunder.

     9.12 PREFERRED SUBSCRIPTION AGREEMENT. The Parent shall have received from Seller the Common Subscription Agreement for the Preferred Stock Consideration in the form attached hereto as Exhibit C.

     9.13 COMMON SUBSCRIPTION AGREEMENT. The Parent shall have received from Seller the Common Subscription Agreement for the Common Stock Consideration in the form attached hereto as Exhibit D.

     9.14 NON-COMPETITION AGREEMENT. Recycling shall have received from Seller, and William B. Allen, executed Non-Competition Agreements in the form attached hereto as Exhibit F.

     9.15 TERMINAL LEASE. Recycling shall have received from Seller an executed Terminal Lease in the form attached hereto as Exhibit A.

     9.16 LEGAL OPINION. Recycling and its Lender shall receive an opinion from counsel to the Seller and the Shareholders in the Form attached hereto as Exhibit G.

     9.17 BOOKS AND RECORDS. RII Sub shall have received the books, books of account, papers, records, correspondence and instruments of, or relating to, the Seller Assets and/or Business including, but not limited to, the information set forth in Section 4.4(a) above.

     9.18 RESOLUTIONS. There shall have been delivered to RII Sub and the Parent a copy of the resolutions duly adopted by the board of directors and Owners of Seller, authorizing and approving the execution and delivery by Seller of this Agreement, and the completion by Seller of the Transaction, certified by the secretary of Seller, dated as of the Closing Date.

     9.19 CERTIFICATES, ETC. OF SHAREHOLDERS AND SELLER. The Shareholders and Seller shall have delivered all certified resolutions, certificates, documents or instruments with respect to Seller's authority and such other matters as RII Sub's and the Parent's counsel may have reasonably requested prior to the Closing Date.

     9.20 PAYMENT OF SALES OR USE TAXES BY SELLER. Seller shall have paid all sales, use or personal property taxes or other similar taxes payable as a result of the completion of the Transaction.

     9.21 APPROVAL OF COUNSEL TO RECYCLING. All actions and proceedings hereunder and all documents or other papers required to be delivered by Seller hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, counsel to Recycling, as to their form, which approval shall not be unreasonably withheld or delayed.


                                  ARTICLE 10

            CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER AND THE
                            SELLER OFFICERS TO CLOSE

     The obligations of Seller and the Shareholders to enter into and to complete the Transaction is subject to the fulfillment on or prior to the Closing Date (except for a sooner date, if so provided) of the following conditions, any one or more of which may be waived by Seller and the Shareholders only in writing:

     10.1 REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of Recycling contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing

Date. Recycling shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Recycling shall have delivered to Seller certificates, dated the Closing Date, to such effect.

     10.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction, including, if applicable, early termination of the waiting period under the HSR Act, shall have been obtained.

     10.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any Material Assumed Contracts that may be required in connection with the performance by Seller of its obligations under this Agreement or the continuance of such contracts or other agreements without material modification after the Closing Date shall have been obtained.

     10.4 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction, or to seek damages or a discovery order in connection with such Transactions, or that has or could reasonably be expected to have, in the opinion of Seller, a materially adverse effect on the assets, properties, businesses, operations or financial condition of RII Sub or the Parent.

     10.5 NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business or operations of RII Sub or Parent taken as a whole, financial or otherwise, regardless of reason, including those changes that are as a result of any legislative or regulatory change, and RII Sub and Parent shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

     10.6 RESOLUTIONS. There shall have been delivered to Seller a copy of the resolutions duly adopted by the respective boards of directors of RII Sub and Parent, authorizing and approving the execution and delivery by RII Sub and Parent of this Agreement, and the completion by RII Sub and Parent of the Transaction, certified by the secretary of RII Sub and Parent, dated as of the Closing Date.

     10.7 DESIGNATIONS OF PREFERRED STOCK CONSIDERATION. There shall have been delivered to Seller and the Shareholders a certified copy of the Certificates of Designations, Rights and Preferences of the Parent Series K Preferred.

     10.8 LEGAL OPINION. Seller shall receive an opinion from counsel to Parent and RII Sub in the Form attached hereto as Exhibit H.

     10.9 THE PURCHASE PRICE. RII Sub and the Parent shall have paid to Seller the full Purchase Price for the Seller Assets and executed and delivered all documents related thereto.

     10.10 ENVIRONMENTAL ESCROW AGREEMENT. Seller and the Shareholders shall have received from RII Sub the Environmental Escrow Agreement in the form attached hereto as Exhibit E.

     10.11 TERMINAL LEASE. Seller shall have received from Recycling an executed Terminal Lease in the form attached hereto as Exhibit A.

     10.12 APPROVAL OF COUNSEL TO SELLER AND THE SHAREHOLDERS. All actions and proceedings hereunder and all documents or other papers required to be delivered by RII Sub and the Parent hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by Rayburn, Moon & Smith, P.A., counsel to Seller and the Shareholders as to their form, which approval shall not be unreasonably withheld or delayed.


                                      ARTICLE 11

                          ACTIONS TO BE TAKEN AT THE CLOSING

     The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

     11.1 TRANSFER DOCUMENTS. Seller shall deliver duly executed transfer documents and/or instruments of assignment.

     11.2   THE PURCHASE PRICE.

            (a)     RII Sub shall deliver to Seller the Cash Consideration; and

            (b)     Parent shall deliver to Seller the Preferred Stock
Consideration.

            (c)     Parent shall deliver to Seller the Common Stock
Consideration.

     11.3 PREFERRED SUBSCRIPTION AGREEMENT. Seller shall deliver to the Parent the Preferred Subscription Agreement.

     11.4 COMMON SUBSCRIPTION AGREEMENT. Seller shall deliver to the Parent the Common Subscription Agreement.

     11.5 NON-COMPETITION AGREEMENTS. Seller, and Allen shall deliver to RII Sub and the Parent their duly executed Non-Competition Agreements.

     11.6 ENVIRONMENTAL ESCROW AGREEMENT. Seller and the Shareholders shall deliver to RII Sub and RII Sub shall deliver to Seller and the Shareholders the Environmental Escrow Agreement, duly executed by the parties thereto.

     11.7 GENERAL WARRANTY DEED. Seller shall deliver a general warranty deed for the Owned Facilities in proper form for recording in the State of North Carolina.

     11.8 CONTRACT ASSUMPTIONS. Seller shall deliver the written consents to the assumption by RII Sub of the Material Assumed Contracts.

     11.9 CLOSING CERTIFICATE OF SELLER. Seller shall deliver to RII Sub a closing certificate dated the Closing Date, in a form satisfactory to RII Sub. Such certificate shall be signed on behalf of Seller by an executive officer of Seller.

     11.10 CLOSING CERTIFICATE OF THE SHAREHOLDERS. The Shareholders shall deliver to RII Sub a closing certificate dated the Closing Date, in a form satisfactory to RII Sub.

     11.11 CLOSING CERTIFICATE OF PARENT AND RII SUB. Parent and RII Sub shall deliver to Seller a closing certificate dated the Closing Date, in a form satisfactory to Seller. Said certificate shall be signed on behalf of RII Sub by an executive officer of RII Sub.

     11.12 CERTIFICATE REGARDING RESOLUTIONS OF SELLER. Seller shall deliver to Recycling copies of resolutions certified as required by Section 9.19.

     11.13 CERTIFICATE REGARDING RESOLUTIONS OF RII SUB AND PARENT. RII Sub and Parent shall deliver to Seller copies of resolutions certified as required by Section 10.7.

     11.14 LEGAL OPINIONS. Counsel to the Parent and to Seller and the Shareholders shall deliver their respective legal opinions as required by Sections 9.17 and 10.9.

     11.15 REAL PROPERTY CLOSING. As part of the Closing it is acknowledged that a settlement statement shall be separately prepared relating to the Owned Facilities, which settlement statement shall be prepared by the attorney for Seller at least one business day prior to the Closing. Normal closing adjustments shall be charged to the parties as follows:

            (a) ADJUSTMENTS CHARGED TO SELLER. Seller shall be charged with the following expenses, which shall be reflected on the closing statement and shall be withheld from the Cash Consideration and be disbursed to the Person to which each such expense is payable:

               (1) Any amount necessary to satisfy and discharge of record any lien or encumbrance that is not an Assumed Liability, including the cost of recording or filing any necessary release or termination document;

               (2) Any and all real property taxes due and payable, it being agreed that all real property taxes and personal property taxes shall be prorated as of the expiration of the day immediately preceding Closing and;

               (3) Any and all utility charges through the expiration of the day immediately preceding Closing Date;

               (4) Fees for documentary stamps due upon the recordation of the deeds from Seller to RII Sub and the closing costs associated for the Owned Facilities which shall be paid by the RII Sub and Seller in accordance with local custom for commercial real estate transactions.

     11.16 TITLES TO VEHICLES, MACHINERY AND EQUIPMENT. Seller shall deliver to RII Sub duly executed titles to all vehicles, machinery and equipment included in the Seller Assets free and clear of any Security Interests.

     11.17  TERMINAL LEASE.  RII Sub and Seller will execute the Terminal
Lease.


                                      ARTICLE 12

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing and continue for a period of 13 months after Closing except for the representations and warranties contained in Section 4.5, which shall survive for a period of time which is equal to the statute of limitations period applicable to the respective Tax liability being asserted.

     12.2   INDEMNITY AGREEMENTS OF SELLER AND THE SHAREHOLDERS.

            (a) Seller and the Shareholders, jointly and severally, shall indemnify, defend, reimburse and hold harmless RII Sub and the Parent from and against any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses resulting from:

               (1) any inaccuracy in, or breach of, any representation or warranty or nonfulfillment of any covenant on the part of Seller or the Shareholders contained in this Agreement;

               (2) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of Seller or the Shareholders contained in any other agreement, certificate or other instrument furnished or to be furnished to RII Sub or the Parent by Seller or the Shareholders pursuant to Article 11 of this Agreement;

               (3) all federal, state, county, local, foreign and other taxes, including income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, and any penalties or interest, whether or not measured in whole or in part by net income required to be paid by Seller or the Shareholders relating to the Business through the Closing Date which are not paid by either Seller or the Shareholders and which RII Sub or the Parent pays;

               (4) any and all negligence claims arising out of occurrences and events prior to the Closing Date except for [CONFIDENTIAL TREATMENT REQUESTED];

               (5) any and all product liability and warranty claims for products manufactured, fabricated (in whole or in part) or sold prior to the Closing Date;

               (6) the violation or alleged violation by Seller or the Shareholders of any Environmental Law or any orders, requirements or demands of any governmental authorities related thereto, arising out of events or circumstances occurring on or before the Closing Date PROVIDED, HOWEVER [CONFIDENTIAL TREATMENT REQUESTED];

               (7) the failure of Seller to comply with the bulk sales or bulk transfer law of the State of North Carolina;

               (8)  any liability of Seller not assumed by RII Sub;

               (9) any infringement claim related to any patent, invention, trade secret, trademark, service mark, trade name or copyright where the infringement alleged is related to products designed prior to the Closing Date unless subsequently modified by RII Sub in a manner which renders the product to be infringing, to the extent that RII Sub and Parent are not otherwise entitled to indemnification from another party;

               (10) any liabilities to employees of the Business terminated in accordance herewith and any future related actions; and

               (11) reasonable fees and disbursements of counsel incident to any of the foregoing.

            (b) Notwithstanding the foregoing, Seller and the Shareholders shall not be required to indemnify RII Sub and Parent until the aggregate amount of indemnification for all matters equals or exceeds $50,000, at which time Seller and the Shareholders shall indemnify and reimburse RII Sub and the Parent for all such amounts incurred (including the first $50,000) up to an aggregate liability for all such claims of $950,000 PROVIDED, HOWEVER, that the foregoing limitations shall not apply to (i) [CONFIDENTIAL TREATMENT REQUESTED]; (ii) the reassignment of any Seller Receivables as provided in Section 14.2, or
(iii) the failure of Seller to comply with the bulk sales or bulk transfer law of the State of North Carolina.

     12.3 INDEMNITY AGREEMENT OF RII SUB AND THE PARENT. RII Sub and the Parent shall jointly and severally indemnify, defend, reimburse and hold harmless Seller and the Shareholders from and against:

            (a) any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses pertaining to the Seller Assets and Business which arise from any event occurring on or after the Closing resulting from:

               (1) any inaccuracy in, or breach of, any representation and warranty or nonfulfillment of any covenant on the part of RII Sub or the Parent contained in this Agreement;

               (2) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of RII Sub or the Parent contained in any other agreement, certificate or other instrument furnished or to be furnished to Seller by RII Sub or the Parent pursuant to Article 11 of this Agreement;

               (3) any liability of Seller arising out of the Assumed Contracts, unless such liability is due to the actions of Seller, or other action, events and occurrences prior to the Closing Date;

               (4) the violation or alleged violation by RII Sub or the Parent of any Environmental Law or any orders, requirements or demands of any governmental authorities related thereto, arising out of events or circumstances occurring after the Closing Date;

               (5) any liability for tort claims which are the result of actions, events, occurrences or the operation of the business by RII Sub on or after the Closing Date; and

               (6) reasonable fees and disbursement of counsel incident to any of the foregoing.

            (b) Notwithstanding the foregoing, RII Sub and Parent shall not be required to indemnify Seller and the Shareholders until the aggregate amount of indemnification for all matters equals or exceeds $50,000, at which time RII Sub and Parent shall indemnify and reimburse Seller and the Shareholders for all such amounts incurred (including the first $50,000) up to an aggregate liability for such claims of $950,000 PROVIDED, HOWEVER, that the foregoing limitations shall not apply to the failure of RII Sub or Parent to deliver the Purchase Price as and when required herein.

     12.4   INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS.

            (a)     NOTICE OF CLAIM AND DEFENSE.

               (1) The party seeking indemnification under this Article 12 shall give the party from whom indemnification is sought prompt written notice of the assertion of any third party claim of which said party has knowledge which is covered by the indemnity agreements set forth in Section
     12.2 or Section 12.3, and the party obligated to indemnify will undertake the defense thereof by representatives chosen by the party seeking indemnification but acceptable to the party obligated to indemnify.

               (2) If the party obligated to indemnify, within a reasonable period of time after notice of any such claim fails to defend, the party seeking indemnification will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the party obligated to indemnify, subject to the right of the party seeking indemnification to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

               (3) If the claim for which indemnification is being sought is the result of a breach of this Agreement by the party obligated to indemnify, such party shall have a period of 45 days to cure such breach. If the obligated party does not cure the breach within 45 days, the party seeking indemnification may proceed with all remedies available under this agreement.

            (b) PAYMENT OF SUMS DUE. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been completed, or the parties shall have arrived at a mutually binding agreement, with respect to each separate third party claim indemnified by the party obligated to indemnify, the party seeking indemnification shall forward to the party obligated to indemnify notice of any sums due and owing (and the times when due) by the party seeking indemnification with respect to such claim and the party obligated to indemnify shall pay such sums to the party seeking indemnification in cash, within 30 days after the date of such notice or, if any such sums are due after such 30 day period, ten days prior to the date each such sums are due.

     12.5 LIMIT ON OBLIGATIONS. In no event shall either party have any indemnification obligation under this Section 12 unless the party from whom indemnification is sought receives a notice of a claim for indemnification within the survival period described in Section 12.1.

     12.6 GOOD FAITH EFFORTS TO SETTLE DISPUTES. Each of the parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, such parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such parties shall disclose to the others all relevant information relating to such dispute.

     12.7   FEES AND EXPENSES.  Notwithstanding any other provision in this
Article 12, in the event of any dispute or controversy between any of the parties to this Agreement, the prevailing party in such dispute shall, in addition to any other remedies the prevailing party may obtain in such dispute, be entitled to recover from the other party all of its reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its rights hereunder, excluding any costs occurred under Section 12.4(b).

     12.8 LITIGATION SUPPORT. If, and for so long as, any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (1) any transaction contemplated hereunder, or (2) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefor under this Article 12, exclusive of per diem or hourly rates of any personnel of the other party.

                                      ARTICLE 13

                               TERMINATION OF AGREEMENT

     13.1 TERMINATION. This Agreement may be terminated prior to or on the Closing Date as follows:

            (a) At the election of RII Sub or the Parent at any time prior to Closing if:

               (1) if any one or more of the material conditions precedent to the obligation of Recycling to close has not been fulfilled as of the Closing Date, or if Seller or the Shareholders has breached any material representation or warranty, or failed to perform any covenant or agreement contained in this Agreement PROVIDED, HOWEVER, Seller and the Shareholders shall have, at the election of Seller and the Shareholders, at least 15 days' notice to cure any such breach and the Closing Date shall be extended by each day of such cure period;

               (2) RII Sub and Parent are unable to satisfy themselves that any Adverse Item will not have a material adverse effect on the operations of the Business; or

               (3) Prior to the Closing, RII Sub and the Parent are unable to complete due diligence in a manner satisfactory to a company obligated to file reports under the 1934 Act or if they discover discrepancies in the books and records of Seller or any other matters unacceptable to them, in their sole discretion.

            (b) At the election of Seller or the Shareholders at any time prior to Closing if:

               (1) any one or more of the material conditions precedent to the obligation of Seller to close has not been fulfilled as of the Closing Date;

               (2) within 15 days after the receipt of the Remediation Estimate as provided in Section 7.2;

               (3) Seller is unable to obtain any required consent to the assignment of any of the Material Assumed Contracts and such failure would constitute a breach of the Material Assumed Contract;

               (4) RII Sub or the Parent has breached any material representation or warranty, or failed to perform any covenant or agreement contained in this Agreement; provided, however, RII Sub and the Parent shall have at least 15 days' notice to cure any such breach, except that in no event shall Closing Date be extended by virtue thereof; or

            (c) At the election of any party to this Agreement, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other Person directed against the completion of the Transaction and any of the parties, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof.

            (d) At any time on or prior to the Closing Date, by mutual written consent of the parties.

            (e) At any time after May 31, 1998 unless extended pursuant to Section 3.5, at the election of any party so long as such party is not in default under the terms of this Agreement.

     13.2 SURVIVAL. If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force and effect, except for the provisions of

Section 8.7(b), and none of the parties hereto shall have any liability in respect of such termination, except that any party shall be liable to the extent that failure to satisfy the conditions contained herein results from the intentional or willful violation of the representations, warranties, covenants or agreement of such party under this Agreement.

                                      ARTICLE 14

                            CERTAIN ADDITIONAL AGREEMENTS

     14.1 PUBLIC STATEMENTS; CONFIDENTIALITY OF INFORMATION. (a) No party will make any public disclosure (including, without limitation, disclosure to Seller's employees or customers) of this Agreement, the Acquisition, the Purchase Price or the other terms and conditions of the Transaction without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, provided that the foregoing shall not preclude any party from making any disclosure which, in the opinion of its or his counsel, is required to be made under applicable federal and state securities laws. In no event shall any disclosure be made without giving the other party an opportunity to comment on the proposed disclosure.

            (b) Subject to the Parent's obligation as a public company to issue appropriate public announcements of material events, and subject to this Section 14.1 hereof, each party will maintain the confidentiality of all non-public information obtained from any other party.

            (c) Notwithstanding anything in this Agreement to the contrary, the Environmental Studies described in this Agreement under Section
7.1 above, shall remain confidential and Recycling shall not make any disclosures of these studies or estimates to any Person (other than its legal counsel, independent accountants and lenders) without the prior written approval of Seller.

     14.2 REASSIGNMENT OF SELLER RECEIVABLES. For 120 days following the Closing Date, RII Sub shall have the right to reassign to Seller any or all of the Seller Receivables which have not been collected within 60 days of the Closing, as provided in Section 4.10. Prior to the reassignment of any Seller Receivable, RII Sub agrees to use commercially reasonable efforts to collect any past due amount, but shall not be required to engage a collection agent or commence arbitration or litigation to collect. Within 15 days after any reassignment of any Seller Receivables, to the extent not paid Seller and/or the Shareholders shall reimburse RII Sub dollar-for-dollar for the Seller Receivables so reassigned with such payment being made in immediately available funds.

     14.3 EXPENSES. Each party shall pay its own costs and expenses, including the fees and disbursements of its respective counsel, in connection with the negotiation, preparation and execution of this Agreement and completion of the Transaction whether or not the Transaction is completed.

     14.4 WAIVERS AND CONSENTS. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

     14.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when: (1) personally delivered; or (2) three business days after mailing, postage prepaid, by certified mail; or (3) when delivered (and receipted for) by an overnight delivery service; or (4) when delivered by facsimile transmission for which automatic confirmation has been received, addressed in each case as follows:

     IF TO RII SUB OR THE PARENT:

     Thomas J. Wiens, Chairman and CEO
     Recycling Industries, Inc.
     Recycling Industries of Charlotte, Inc.
     9780 South Meridian Blvd., Suite 180
     Englewood, Colorado   80112
     telephone:  (303) 790-7372
     facsimile:  (303) 790-4252

     WITH A COPY TO:

     John W. Kellogg, Esq.
     Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
     1400 Glenarm Place, Suite 300
     Denver, Colorado 80202
     telephone:  (303) 571-1400
     facsimile:  (303) 595-3159

     IF TO SELLER OR THE SHAREHOLDERS:

     William B. Allen, President
     Republic Alloys, Inc.
     419 Atando Avenue
     Charlotte, North Carolina  28706
     telephone: (704)
     facsimile: (704)

     WITH A COPY TO:

     C. Richard Rayburn, Jr.
     Rayburn, Moon & Smith, P.A.
     227 West Trade Street, Suite 1200
     Charlotte, North Carolina 28202
     telephone:  (704) 334-0891
     facsimile:  (704) 377-1897

Any party may change its address by giving notice to every other party.

     14.6 FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties hereto will cooperate with each other and will use its or his best efforts to obtain all necessary waivers and consents from third parties. Seller and the Shareholders, at any time and from time to time on and after the Closing, upon request by RII Sub or the Parent and without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be reasonably requested by RII Sub or the Parent for the better conveying, transferring, assigning, delivering, assuring and confirming the Seller Assets to RII Sub.

     14.7   RETENTION OF/ACCESS TO BUSINESS RECORDS.   For at least three
years following the Closing Date, RII Sub shall retain all business records related to the Seller Assets or the Business. Following such three-year retention period, and until six years following the Closing Date, records shall be destroyed in accordance with the policies mutually agreed upon by Seller or the Shareholders and RII Sub. Following such six-year period, such records shall be destroyed in accordance with the policies of RII Sub.
During the six-year period following the Closing Date, upon reasonable request by Seller or the Shareholders from time to time, and without further consideration, RII Sub shall provide Seller or the Shareholders access to or copies of said business records which have not been previously destroyed.

     14.8 AUDIT BY RII SUB AND PARENT. For a period of five years after the Closing, Seller and the Shareholders shall give Parent and RII Sub's independent certified public accountants full access to the financial books and records and shall fully cooperate with such accountants in conducting and completing any audits necessary to enable the Parent to meet the disclosure and financial reporting requirements of the 1934 Act and the rules and regulations promulgated thereunder.

     14.9 ENTIRE AGREEMENT. This Agreement, including all Schedules and Exhibits hereto, and the other Closing Documents constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto or as otherwise provided in this Agreement.

     14.10 CONSTRUCTION. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter, regardless of the relative levels of specificity, which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     14.11 RIGHTS OF THIRD PARTIES. All conditions of the obligations of the parties hereto, and all undertakings herein, except as otherwise provided by a written consent, are solely and exclusively for the benefit of the parties hereto and their successors and assigns, and no other Person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms or be entitled to assume that any party hereto will refuse to complete the Transaction contemplated hereby in the absence of strict compliance with any or all thereof, and no other Person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

     14.12 HEADINGS. The Table of Contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.13 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Colorado, without regard to principles of conflicts or choice of law.

     14.14 SUBMISSION TO JURISDICTION; WAIVERS. The parties each hereby irrevocably and unconditionally: (1) agree that any action or proceeding related to this Agreement shall be brought in, and hereby submits itself and its property to the jurisdiction of, the courts of the State of Colorado located in Denver, Colorado, the courts of the United States of America for the District of Colorado, and the appellate courts from any thereof; (2) consent to the venue of any such action or proceeding in any of said courts and waives any objection that it may have, now or hereafter, that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party against whom the action or proceeding is brought at its address set forth in Section 14.5.

     14.15 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law, by assignment to the Lender, or with the consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     14.16 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

     14.17 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     14.18 CORPORATE AUTHORITY. The undersigned have executed this Agreement with all requisite corporate authority.

     14.19 PAYMENT OF ACCOUNTS PAYABLE. Within 30 days of the Closing Date, Seller shall have paid in full all of the Seller Payables outstanding as of the Closing Date other than, amounts which are the subject of a bona fide dispute.

     IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed, all as of the day and year first above written.

                                       "RII SUB"

                                       RECYCLING INDUSTRIES OF CHARLOTTE, INC.


Dated: May 21, 1998                    By: /s/ Michael J. McCloskey
                                          -------------------------------------
                                            Michael J. McCloskey, Vice
                                            President

                                       "PARENT"

                                       RECYCLING INDUSTRIES, INC.


Dated: May 21, 1998                    By: /s/ Michael J. McCloskey
                                          -------------------------------------
                                            Michael J. McCloskey, Vice
                                            President of Acquisitions

                                       "SELLER"

                                       REPUBLIC ALLOYS, INC.


Dated: May 21, 1998                    By: /s/ William B. Allen
                                          -------------------------------------
                                           William B. Allen, President


                                       "ALLEN"


Dated: May 21, 1998                     By: /s/ William B. Allen
                                           ------------------------------------
                                            William B. Allen

                                        "RUSSO"


                                        By: /s/ Mark W. Russo
Dated: May 21, 1998                        ------------------------------------
                                            Mark W. Russo

                                LIST OF EXHIBITS
                                ----------------


Exhibit A      Form of Terminal Lease Agreement

Exhibit B      Certificate of Designations, Rights and Preferences of the Series
               K Redeemable Convertible Preferred Stock of Recycling Industries,
               Inc.

Exhibit C      Form of Preferred Subscription Agreement

Exhibit D      Form of Common Subscription Agreement

Exhibit E      Environmental Escrow Agreement

Exhibit F      Non-Competition Agreement

Exhibit G      Form of Legal Opinion from Counsel for Seller and the
               Shareholders

Exhibit H      Form of Legal Opinion from Counsel for RII Sub and Parent


                                LIST OF SCHEDULES
                                -----------------


Schedule 1.18       Lender
Schedule 1.21       Material Assumed Contracts
Schedule 1.29       Retained Receivables
Schedule 2.1(a)     Owned Facilities - Legal Description
Schedule 2.1(b)     Seller Receivables
Schedule 2.1(d)     Equipment
Schedule 2.1(e)     Intellectual Property
Schedule 2.1(j)     Computer Software
Schedule 2.2        Excluded Assets
Schedule 3.1        Payment Instructions
Schedule 3.2        Inventory Valuation
Schedule 3.4        Allocation of Purchase Price
Schedule 3.6        Tenants of Owned Facilities
Schedule 4.1(b)     Jurisdictions of Seller
Schedule 4.5(c)     Tax Matters
Schedule 4.6        Legal Compliance
Schedule 4.7        Permits
Schedule 4.8        Litigation
Schedule 4.9(a)     Other Contracts and Agreements
Schedule 4.16       Suppliers and Customers
Schedule 4.17       Employee Benefit Plans
Schedule 4.17(j)    Post-Retirement Benefits
Schedule 4.20       Insurance Policies
Schedule 4.22       Relationships
Schedule 4.24       Employee Information
Schedule 4.25       Environmental Matters
Schedule 4.27       Guarantees
Schedule 7.1        Environmental Studies
Schedule 8.1        Title Commitment
Schedule 8.2        Survey
Schedule 8.4        Equipment Purchased Prior to Closing

